                                                                  April 11, 2002


TruServ Corporation
8600 West Bryn Mawr Avenue
Chicago, Illinois 60631
  Attention: Chief Financial Officer

                 Re: Amendment of Note Agreement and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement dated as of November 13, 1997, as amended by letter agreements dated September 9, 1998, May 12, 1999, and April 14, 2000 (the "Shelf Note Agreement") between TruServ Corporation, a Delaware corporation ("TruServ"), and The Prudential Insurance Company of America ("Prudential") and each affiliate of Prudential which is bound thereby pursuant to the terms thereof (Prudential together with its affiliates, the "Purchasers").

Reference is also made to that certain Note Agreement dated as of April 13, 1992, as amended through the date hereof, between Cotter & Company, the predecessor to TruServ, and Prudential (the "Cotter Note Agreement" and, together with the Shelf Note Agreement, the "Note Agreements"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shelf Note Agreement.

Pursuant to the request of TruServ and in accordance with the provisions of (i) Paragraph 11C of the Shelf Note Agreement and (ii) Paragraph 11C of the Cotter Note Agreement, the parties hereto consent to the amendment of the Note Agreements and agree as follows:


         SECTION 1. Amendment. From and after the date this letter agreement becomes effective in accordance with its terms, the Note Agreements shall be respectively amended as follows:

         1.1 Paragraph 1 Amendment and Restatement; Authorization of the Note Agreements is amended by deleting the last paragraph thereof in its entirety.

         1.2 Paragraph 2 Purchase and Sale of Notes of the Note Agreements is amended to add the following new clauses:

                  2B(8)(v). SUPPLEMENTAL FUNDING FEE. The Company shall pay ratably to each Purchaser a supplemental funding fee from February 28, 2002 until the Termination Date on the average unpaid balance of the aggregate principal amount of the Notes held by such Purchaser during each quarter at the rate equal to the Supplemental Funding Fee

         Rate. Such supplemental funding fee shall be computed on the basis of the actual days elapsed over a 360 day year for each respective preceding three month period ending on the last day of March, June, September and December, and shall be payable on the first Business Day of each April, July, October and January; provided that the first supplemental funding fee shall accrue from February 28, 2002 through March 31, 2002 and be payable on the Amendment Effective Date and the second supplemental funding fee shall accrue from April 1, 2002 through June 30, 2002 and be payable on July 1, 2002.

                  2B(8)(vi). ANNIVERSARY FEE. The Company shall pay ratably to each Purchaser a fee calculated on the then unpaid balance of the aggregate principal amount of the Notes held by such Purchaser of (a) 0.50% on the earlier of (x) the first anniversary of the April 2002 Modification and (y) the Termination Date and (b) if the Termination Date has not occurred prior to the first anniversary of the Amendment Effective Date, 0.25% on the earlier of (x) the second anniversary of the April 2002 Modification and (y) the Termination Date.

         1.3 Paragraph 4A Required Prepayments of the Note Agreements is amended by adding the following at the end thereof:

                  4(A)(1). EXCESS CASH FLOW. The Notes shall be subject to mandatory pro rata prepayment within 90 days after the end of each fiscal year of the Company in an amount equal to the Excess Cash Flow of the Company for such prior fiscal year, commencing with the fiscal year ended for 2002, together with interest on such principal amount so prepaid accrued to the prepayment date plus the Yield Maintenance Amount determined for the prepayment date with respect to such prepaid principal amount; provided, that for so long as the Intercreditor Agreement is in effect, the Notes shall be subject to mandatory pro rata prepayment within 90 days after the end of each fiscal year of the Company in an amount equal to that portion of Excess Cash Proceeds (as defined in the Intercreditor Agreement) for such prior fiscal year to which the Purchasers are entitled to under the Intercreditor Agreement; provided, further, that the Yield Maintenance Amount shall be based upon the principal amount prepaid as required under the Intercreditor Agreement (as opposed to the amount that would have been required to be prepaid had the Intercreditor Agreement not been in effect).

                  4(A)(2). PROCEEDS RECAPTURE. The Notes shall further be subject to mandatory pro rata prepayments from (i) all cash proceeds received in connection with the Lumber Note, (ii) all Net Disposition Proceeds and Net Debt Proceeds, and (iii) without duplication of mandatory prepayments made pursuant to paragraph 4(A)(1) or other payments made pursuant to paragraph 4(a)(2), Interim Proceeds and Final Proceeds, each as defined in the Intercreditor Agreement; in each case of clauses (i) through (iii), together with interest on such principal amount so prepaid accrued to the prepayment date plus the Yield Maintenance Amount determined for the prepayment date with respect to such prepaid principal amount; provided, that for so long as the Intercreditor Agreement is in effect, the Notes shall be subject to mandatory pro rata prepayment in an amount equal to that portion of the amounts in clauses (i) through (iii) above to which the Purchasers are entitled to under the Intercreditor Agreement; provided, further, that the Yield Maintenance Amount shall be based upon the principal amount prepaid as required under the Intercreditor Agreement (as opposed to the amount that would have been required to be prepaid had the Intercreditor Agreement not been in effect).

                  4(A)(3). INTERCREDITOR DISTRIBUTIONS. For so long as the Intercreditor Agreement is in effect, amounts required to be prepaid under this paragraph 4(A) shall be paid (subject to the true-up provisions set forth therein), shared and distributed in accordance with the Intercreditor Agreement and, to the extent provided for in the Intercreditor Agreement, the Company's obligation to pay Yield Maintenance Amount may be paid prior to the Final True-Up Date (as defined in the Intercreditor Agreement) by the issuance of Make-Whole Original Notes and Make-Whole Delta Notes (each as defined in the Intercreditor Agreement). Upon the termination of the Intercreditor Agreement, prepayments shall be made pro rata to the Purchasers hereunder and all Net Disposition Proceeds, Net Debt Proceeds and notes received in connection with any Asset Sales shall be delivered to the Purchasers.

         1.4 Paragraph 4D Application of Payments of the Note Agreements is amended by adding the following immediately after the word "respective" at the end of the last line on page eight and prior to the text beginning on page nine:

         unpaid principal amounts thereof.

                  4E. NO ACQUISITION OF NOTES. The Company shall not, and shall not

         1.5 Paragraph 5A Financial Statements is amended by (a) replacing clauses (i) and (ii) with the new clauses (i) and (ii) below; (b) renumbering the existing clauses (iii) through (ix) as clauses (iv) through (x); (c) replacing the newly numbered clause (v) with the new clause (v) below; (d) adding a new clause (iii) as below; (e) replacing each occurrence of the words "BofA Credit" in clause (ix) with "BA Credit"; (f) adding the phrase ", information or documentation" after the word "data" in clause (x); (g) deleting the "and" at the end of clause (ix) and the "." at the end of clause (x); and
(h) inserting at the end of clause (x) "; and" and adding a new clause (xi) as below:

         (i) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report (x) shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

         (ii) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

         (iii) as soon as available, but not later than 30 days after the end of each fiscal month (or 60 days after the end of December of each year), a copy of the financial report delivered to the Board of Directors of the Company (or, if no such report is delivered to the Board of Directors of the Company for any month a copy of a substantially similar financial report for such month), including unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

         (v) as soon as available, but not later than 15 days after delivery of the financial report under clause (iii) above, and at the Company's expense, a report from Zolfo Cooper or other financial consultants acceptable to the Purchasers on the performance of the Company as set forth in such financial report as against the Business Plan;

         (xi) concurrently with the delivery of the financial statements referred to in paragraph 5A(i) for the year ended December 31, 2002 and each year thereafter, to the extent not prohibited by applicable accounting guidelines, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or Unmatured Event of Default, except as specified in such certificate.

         1.6 Paragraph 5I Further Assurances of the Note Agreements is amended by deleting the parenthetical "(other than Cotter Canada Hardware and Variety Company, Inc.)" in both places that it appears therein and adding at the end of the proviso in clause (a) the following additional proviso:

                  provided, however, that if Advocate Services, Inc., Servistar Paint Company, or the Canadian Subsidiary shall still be in existence on the 180th day following the Amendment Effective Date, then each such entity still in existence shall execute and deliver a counterpart of the Guaranty:

         1.7 Paragraph 6B(1) Liens of the Note Agreement is amended by replacing clause (ix) therein as below and adding the following new clauses (xii) through
(xvii):

                  (ix) other Liens (including Liens arising under capital leases), in addition to the Liens permitted by clauses (i) through
         (viii) above and clauses (x) through (xvii) below, securing Indebtedness of the Company or any Subsidiary (other than Indebtedness that constitutes Subordinated Debt); provided, however, that (i) such Indebtedness is permitted by the provisions of paragraph 6B(2) and (ii) the aggregate outstanding principal amount of all such Indebtedness (other than Indebtedness listed on Schedule 6B(1)(ix)) does not at any time exceed $25,000,000;

                  (xii) any interest or title of a lessor in property subject to any lease other than (i) subject to clause (vii) above, a Capitalized Lease Obligation, (ii) a lease entered into as part of a sale and leaseback transaction or (iii) except as permitted by clause (xvi) below, a Synthetic Lease;

                  (xiii) any interest of a lessee or a sublessee in property owned or leased by the Company or any Subsidiary;

                  (xiv) any escrow, holdback or similar arrangement in connection with any sale, lease, transfer or other disposition of any asset not prohibited hereunder (including any sale of the Paint Business);

                  (xv) Liens in respect of mortgages on properties listed on
         Schedule 6B(1)(xv) (the "Specified Facilities");

                  (xvi) Liens in effect on the Amendment Effective Date listed on Schedule 6B(1)(xvi); and

                  (xvii) Liens in favor of BofA on cash collateral not to exceed $4,000,000 in the aggregate for the Cash Management Bank and other cash management services provided with respect thereto (including, without limitation, the services provided by Fleet National Bank) and Liens in favor of BofA on cash collateral not to exceed $30,000,000 in the aggregate for letters of credit issued and outstanding on behalf of the Company by BofA.

         1.8 Paragraph 6B(2) Debt of the Note Agreements is amended by replacing the semi-colon at the end of clause (d) therein with a period and deleting the proviso.

         1.9 Paragraph 6B(4)(i) Sale of Assets of the Note Agreements is amended by deleting the clause in its entirety and replacing it with the following:

                  SALE OF ASSETS. Sell, lease or transfer or otherwise dispose of any assets of the Company or any Subsidiary other than in the ordinary course of business; provided that the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of assets
         (a) to the extent that such sale, lease, transfer or disposition relates to a Designated Permitted Asset Sale, (b) in connection with the sale and leaseback of distribution centers owned by the Company or any Subsidiary, (c) in connection with the dissolution of any Inactive Subsidiary, and (d) outside the ordinary course of business so long as
         (1) the aggregate amount of all assets sold, leased, transferred or otherwise disposed of outside the ordinary course of business for the thirty-six months preceding such proposed sale added together, without duplication, with (x) any shares of stock or Debt of any Subsidiary sold or otherwise disposed of, or with respect to which the Company or any Subsidiary has parted control of, except to the Company or another Subsidiary, during such period and (y) any assets then proposed to be sold outside of the ordinary course of business, do not constitute more than 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A and (2) any such sale of assets is not in excess of $2,500,000 per sale; and, provided, further, that, in the case of (a) through (d) above, all such assets have been sold, leased, transferred or otherwise disposed of for fair market value and the Net Disposition Proceeds paid, and all notes received in respect thereto delivered, to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement or as set forth in paragraph 4(A)(3).

         1.10 Paragraph 6C Ratio of Asset Base to Debt of the Note Agreements is deleted in its entirety and such paragraph shall read as follows:

                  [Intentionally Omitted.].

         1.11 Paragraph 6D Compliance with ERISA of the Note Agreements is amended to change the reference to section 4062(f) of ERISA to section 4062(e) instead.

         1.12 Paragraph 6F Nature of the Business of the Note Agreements is amended in its entirety to read as follows:

                  6F. NATURE OF BUSINESS. The Company will not and will not permit any Subsidiary to engage in the business of underwriting risks for insurance purposes, or in any other aspect of insurance related business other than in the ordinary course of business in accordance with its practices as of the Amendment Effective Date; or purchase and sell real estate (other than on an agency basis) for purposes other than those relating directly to its principal business except for (i) purchases and sales of store locations in the ordinary course of business which in the aggregate for the Company and its Subsidiaries taken as a whole do not exceed $10,000,000 during any rolling consecutive five year period and (ii) sales of the Specified Facilities.

         1.13 Paragraph 6H Fixed Charge Coverage Ratio of the Note Agreements is amended in its entirety to read as follows:

                  6H. FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal period set forth below to be less than the applicable ratio set forth below for such period:

              Fiscal Period(s) ending on or about                 Ratio
              -----------------------------------                 -----
              quarter ending March 2002                          0.80:1.0
              two quarters ending June 2002                      0.90:1.0
              three quarters ending September 2002               0.90:1.0
              four quarters ending December 2002                 0.70:1.0
              four quarters ending March 2003                    0.70:1.0
              four quarters ending June 2003                     0.70:1.0
              four quarters ending September 2003                0.60:1.0
              four quarters ending December 2003                 0.75:1.0
              four quarters ending March 2004                    0.70:1.0
              four quarters ending June 2004                     0.65:1.0
              each four quarter period thereafter                0.65:1.0

         1.14 Paragraph 6I Restricted Investments of the Note Agreements is amended by (a) inserting in clause (vi) the word "Amendment" between the words "the" and "Effective"; (b) replacing "BofA" with "BA" and deleting the word "and" after clause (vii) and the period after clause (viii); and (c) adding the following provisions:

                  (ix) enter into escrow, seller note, holdback or similar arrangements in connection with any sale, lease, transfer or other disposition of any asset not prohibited hereunder (including any sale of the Paint Business); and

                  (x) maintain investment accounts for the cash collateral held in connection with its cash management services and in support of its outstanding letters of credit.

         1.15 Paragraph 6J Restricted Payments of the Note Agreements is amended by (a) deleting the end of the first sentence therein starting with the words "except, if" and (b) adding:

         ; provided, that cash patronage source dividends may be paid to Members up to the minimum percentage of patronage source income required to be paid pursuant to the applicable regulations of the Internal Revenue Service for cooperatives; provided, further, if Adjusted EBITDA for the fiscal year most recently ended is at least equal to the amount set forth on Schedule 6J for such fiscal year, the Company may pay cash patronage source dividends in an amount not to exceed 30% of the patronage source income attributable to patronage source income other than income resulting from gains on Asset Sales plus 20% of patronage source income resulting from gains on Asset Sales; provided, however, none of the foregoing dividends based on Adjusted EBITDA shall be paid unless on a pro forma basis the Company can demonstrate it has sufficient liquidity to meet its obligations for the six months following such proposed payments. The Company may not redeem or purchase any shares of stock except for Hardship Case Payments.

         1.16 Paragraph 6K Amendments to Financing Agreements or Subordinated Debt; No Optional Prepayments of the Note Agreements is amended by: (a) adding the words "except to the extent of Hardship Case Payments" to the end of clause
(b) therein; (b) deleting the words "that do not trigger a reduction in any commitments of the lenders thereunder" in clause (b)(ii); (c) adding the words "Synthetic Lease Obligations, the Senior Note Obligations and the" immediately prior to the words "Shelf Obligations" in clause (ii) in the second sentence thereof; (d) deleting the words "pursuant to the terms hereof" at the end of clause (ii); and (e) adding a final sentence thereto as follows:

         All such optional and voluntary prepayments shall be made in accordance with the terms of the Intercreditor Agreement, and in the absence thereof, in conformance with all of the other terms hereof.

         1.17 Paragraph 6L Minimum EBITDA of the Note Agreements is amended in its entirety to read as follows:

                  6L. MINIMUM ADJUSTED EBITDA. The Company shall not permit the sum of Adjusted EBITDA as of the end of any fiscal period set forth below to be less than the respective amount set forth below:

                  Fiscal Period(s) ending on or about                   Amount
                  -----------------------------------                   ------
                  three months ended 3/31/02                         $ 20,000,000
                  four months ended 4/30/02                          $ 25,000,000
                  five months ended 5/31/02                          $ 35,000,000
                  six months ended 6/30/02                           $ 50,000,000
                  seven months ended 7/31/02                         $ 60,000,000
                  eight months ended 8/31/02                         $ 65,000,000
                  nine months ended 9/30/02                          $ 80,000,000
                  ten months ended 10/31/02                          $ 90,000,000
                  eleven months ended 11/30/02                       $ 95,000,000
                  twelve months ended 12/31/02                       $100,000,000
                  twelve months ended 1/31/03                        $100,000,000
                  twelve months ended 2/28/03                        $100,000,000
                  twelve months ended 3/31/03                        $100,000,000
                  twelve months ended 4/30/03                        $ 95,000,000
                  twelve months ended 5/31/03                        $ 95,000,000
                  twelve months ended 6/30/03                        $ 95,000,000
                  twelve months ended 7/31/03                        $ 90,000,000
                  twelve months ended 8/31/03                        $ 90,000,000
                  twelve months ended 9/30/03                        $ 80,000,000
                  twelve months ended 10/31/03                       $ 80,000,000
                  twelve months ended 11/30/03                       $ 80,000,000
                  twelve months ended 12/31/03                       $ 80,000,000
                  twelve months ended 1/31/04                        $ 75,000,000
                  twelve months ended 2/29/04                        $ 75,000,000
                  twelve months ended 3/31/04                        $ 70,000,000
                  twelve months ended 4/30/04                        $ 70,000,000
                  twelve months ended 5/31/04                        $ 65,000,000
                  twelve months ended 6/30/04                        $ 60,000,000
                  and the twelve month period ended on
                  the last day of each month thereafter              $ 60,000,000

         1.18 Paragraph 6 Negative Covenants of the Note Agreements is amended to add the following new clauses:

                  6N. MINIMUM GROSS SALES. The Company shall not permit the Gross Sales as of the end of any fiscal period set forth below to be less than the applicable amount set forth below:

                  Fiscal Period(s) ending on or about                    Amount
                  -----------------------------------                    ------
                  three months ended 3/31/02                         $  460,000,000
                  four months ended 4/30/02                          $  625,000,000
                  five months ended 5/31/02                          $  805,000,000
                  six months ended 6/30/02                           $  990,000,000
                  seven months ended 7/31/02                         $1,200,000,000
                  eight months ended 8/31/02                         $1,340,000,000
                  nine months ended 9/30/02                          $1,520,000,000
                  ten months ended 10/31/02                          $1,670,000,000
                  eleven months ended 11/30/02                       $1,815,000,000
                  twelve months ended 12/31/02                       $1,975,000,000
                  twelve months ended 1/31/03                        $1,965,000,000

                  twelve months ended 2/28/03                        $1,955,000,000
                  twelve months ended 3/31/03                        $1,945,000,000
                  twelve months ended 4/30/03                        $1,930,000,000
                  twelve months ended 5/31/03                        $1,920,000,000
                  twelve months ended 6/30/03                        $1,910,000,000
                  twelve months ended 7/31/03                        $1,900,000,000
                  twelve months ended 8/31/03                        $1,890,000,000
                  twelve months ended 9/30/03                        $1,875,000,000
                  twelve months ended 10/31/03                       $1,870,000,000
                  twelve months ended 11/30/03                       $1,865,000,000
                  twelve months ended 12/31/03                       $1,860,000,000
                  twelve months ended 1/31/04                        $1,850,000,000
                  twelve months ended 2/29/04                        $1,840,000,000
                  twelve months ended 3/31/04                        $1,830,000,000
                  twelve months ended 4/30/04                        $1,820,000,000
                  twelve months ended 5/31/04                        $1,805,000,000
                  twelve months ended 6/30/04                        $1,795,000,000
                  and the twelve month period ended on
                  the last day of each month thereafter              $1,700,000,000

                  6O. MINIMUM INTEREST COVERAGE RATIO. The Company shall not permit the Interest Coverage Ratio as of the end of any fiscal period set forth below to be less than the applicable ratio set forth below:

                             Fiscal Period(s)                               Ratio
                             ----------------                               -----
                     quarter ending March 2002                             1.20:1.0
                     two quarters ending June 2002                         1.50:1.
                     three quarters ending September 2002                  1.70:1.0
                     four quarters ending December 2002                    1.70:1.0
                     four quarters ending March 2003                       1.70:1.0
                     four quarters ending June 2003                        1.75:1.0
                     four quarters ending September 2003                   1.65:1.0
                     four quarters ending December 2003                    1.70:1.0
                     four quarters ending March 2004                       1.65:1.0
                     four quarters ending June 2004                        1.50:1.0
                     and the four quarter period ended on
                     the last day of each month thereafter                 1.50:1.0

                  6P. MAXIMUM CAPITAL EXPENDITURES. The Company shall not permit its Capital Expenditures as of the end of any fiscal period set forth below to be more than the applicable amount set forth below:

                        Fiscal Period(s) ending
                              on or about                            Amount
                              -----------                            ------
                          quarter ended 3/31/02                    $6,400,000
                          1/1/02 - 6/30/02                        $11,200,000
                          1/1/02 - 9/30/02                        $13,600,000
                          1/1/02 - 12/31/02                       $16,000,000
                          1/1/03 - 3/31/03                         $6,400,000


                          1/1/03 - 6/30/03                        $11,200,000
                          1/1/03 - 9/30/03                        $13,600,000
                          1/1/03 - 12/31/03                       $16,000,000
                          1/1/04 - 3/31/04                         $6,400,000
                          1/1/04 - 6/30/04                        $11,200,000
                          thereafter per fiscal year              $16,000,000

                  6Q. ADJUSTMENTS TO FINANCIAL COVENANTS. The financial covenants contained herein may be adjusted upon the mutual agreement of the Company and the Purchasers to reflect (1) an acceleration of the sale of the Paint Business if the closing of such sale occurs prior to June 30, 2003 as contemplated in the Business Plan and (2) Asset Sales not contemplated in the Business Plan, including but not limited to sale-leaseback transactions; provided, however, that if the parties cannot reach agreement within sixty days of negotiations, such covenant shall remain unchanged.

                  6R. SUBORDINATED NOTES. The Company will discontinue the Variable Denomination Subordinated Floating Rate Demand Notes program on or before July 31, 2002, and no new TIP Notes will be issued after the date hereof without the approval of the Required Holders.

                  6S. CHIEF EXECUTIVE OFFICER. Any appointment by the Company of a chief executive officer shall be subject to the consent of the Required Holders.

                  6T. SALE OF HAGERSTOWN FACILITY. The Hagerstown Facility shall not be sold unless (a) the requisite Synthetic Lease Lenders (as defined in the Intercreditor Agreement) approve such sale in writing and (b) the Net Disposition Proceeds of such sale are applied to reduce the balance of the Synthetic Lease Obligations (as defined in the Intercreditor Agreement) to the extent permitted by the Intercreditor Agreement.

         1.19 Paragraph 7A Acceleration of the Note Agreements is amended by:
(a) adding the phrase ", including without limitation the Make-Whole Notes, immediately after the word "Note" in clause (ii) therein; (b) changing the number "30" in clause (vi) therein to the number "15"; (c) including the parenthetical "(other than an Inactive Subsidiary or a Canadian Subsidiary)" after the first occurrence of the word "Subsidiary" in each of clauses (vii),
(viii), (ix) and (x) therein; (d) changing the dollar amount of "$7,000,000" in clause (xiii) therein to the dollar amount "$5,000,000"; (e) replacing clause (xviii) therein as follows and adding the following new clauses immediately after the end thereof:

                  (xviii) the Company shall, on any date, not have in effect a BA Credit Agreement providing for a revolving loan facility to the Company with a commitment in the amount of at least $200,000,000 as such amount may be reduced by the application of Interim Proceeds as provided in the Intercreditor Agreement and as such amount may be voluntarily reduced by the Company in accordance with the BA Credit Agreement so long as voluntary reductions of the revolving loan facility do not exceed $50,000,000 in the aggregate; or

                  (xix) on June 30, 2003 (1) the aggregate outstanding principal balance (exclusive of any Make-Whole Obligations) of the Shelf Notes, the Senior Notes, the Hagerstown Note and the BA Credit Agreement is more than $270,000,000 and (2) the aggregate outstanding principal balance (exclusive of any Make-Whole Obligations) of the Shelf Notes, the Senior Notes, and the Hagerstown Note plus the aggregate amount of all the commitments under the BA Credit Agreement (less $30,000,000 which amount represents the "Unusable Amount" under the BA Credit Agreement for such date) exceeds $320,000,000; or

                  (xx) the Company or a Subsidiary shall make any principal payment of any Subordinated Debt other than, so long as no Default or Event of Default exists or would be created thereby and the Company has met or exceeded its Minimum Adjusted EBITDA covenant set forth in paragraph 6L as of the most recent fiscal period for which such covenant is applicable, (x) up to an aggregate of $2,800,000 in principal amounts of variable denomination floating rate subordinated notes after the date of the April 2002 Modification, (y) up to an aggregate of $24,000,000 in principal amounts due in fiscal 2002, and
         (z) up to an aggregate of $14,000,000 in principal amounts due in fiscal 2003; or

                  (xxi) the Company fails to cause the appointment to its Board of Directors of: (1) at least two independent outside directors by May 31, 2002, (2) at least two additional independent outside directors by September 1, 2002 (raising the aggregate number of independent outside directors to no less than four by that time) and (3) at least one additional independent outside director by November 1, 2002 (raising the aggregate number of independent outside directors to no less than five by that time and thereafter); or

                  (xxii) the Intercreditor Agreement shall cease to be in full force and effect;

         1.20 Paragraph 8A Organization of the Note Agreements is amended to add "organized or formed," after the word "incorporated" therein.

         1.21 Paragraph 8B Financial Statements of the Shelf Note Agreement is amended to: (a) add the following words to the last sentence thereof after the word "furnished":

         other than as has been previously disclosed by the Company to the Purchasers for any changes through the Amendment Effective Date

         (b) delete the last paragraph therein;
         (c) add as a new final paragraph, the following:

         The Business Plan relating to the Company and its Subsidiaries for the period January 1, 2002-June 30, 2004, a copy of which was delivered previously to the Purchasers, discloses all material assumptions used in formulating such projections. The Company is not aware of any facts that (individually or in the aggregate) would result in any material change in the Business Plan. It was prepared on the basis of the assumptions stated therein (all of which were made by the Company in good faith), and reflect the reasonable estimates of the Company of the financial condition, results of operations and other information projected therein.

         1.22 Paragraph 8B Financial Statements, Paragraph 8E Title to Properties, and Paragraph 8G Conflicting Agreements and Other Matters of the Cotter Note Agreement are amended by deleting each one in its entirety and substituting therefor Paragraphs 8B, 8E and 8G of the Shelf Note Agreement as amended herein.

         1.23 Paragraph 8C Actions Pending of the Note Agreements is amended to add the following words to the last sentence thereof after the word "Agreement":

         other than as described in reasonable detail on Schedule 8C

         1.24 Paragraph 8D Outstanding Debt of the Note Agreements is amended to add the following words to the last sentence thereof after the word "instrument" and before the word "evidencing":

         (as defined in the Uniform Commercial Code) or agreement

         1.25 Paragraph 8J ERISA of the Note Agreements is amended by deleting the last two sentences thereof.

         1.26 Paragraph 8N Disclosure of the Shelf Note Agreement is amended to add "as amended" after the words "this Agreement" at the end of the second sentence therein and Paragraph 8M Disclosure of the Cotter Note Agreement is deleted in its entirety and replaced with the language contained in Paragraph 8N of the Shelf Note Agreement as amended hereby.

         1.27 Paragraph 8P Priority of Notes of the Shelf Note Agreement is amended to add "1992" in the last line thereof immediately after the word "Existing" and before the second occurrence of the word "Agreement" therein.

         1.28 Paragraph 8Q Year 2000 Problem of the Shelf Note Agreement is deleted in its entirety.

         1.29 Paragraph 10A Yield-Maintenance Terms of the Note Agreements is amended to delete the following defined terms: "Called Principal", "Remaining Scheduled Payments", and "Settlement Date" and insert the following defined terms in the appropriate alphabetical order:

                  "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4(A)(1), 4(A)(2) or 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                  "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date (it being understood and agreed that the interest rate on the Notes, for purposes of this calculation, shall be the interest rate that applies to the Notes on the third Business Day immediately preceding such Settlement Date), provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4A, 4B or 7A.

                  "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A or 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

         1.30 Paragraph 10B Other Terms of the Note Agreements is amended to delete the following defined terms: "Asset Base", "Designated Permitted Asset Sale", "EBITDA", "Fixed Charge Coverage Ratio", "Indebtedness", "Intercreditor Agreement", "Private Placement Agreements", "Restricted Payment", "Supplemental Coupon Elimination Date", "Supplemental Interest Rate", and "Year 2000 Problem".

         1.31 Paragraph 10B Other Terms of the Note Agreements is amended to (a) add the words "or losses" immediately before the first parenthetical in clause
(a) of the proviso contained in the definition of "Consolidated Net Earnings" and (b) add ", notes payable to Members and other Subordinated Debt" to first parenthetical in the definition of "Funded Debt" immediately after the words "Capitalized Lease Obligations" and to delete ", so long as no event has occurred the result of which would be to cause or permit such Indebtedness to become due prior to any stated maturity" at the end thereof.

         1.32 Paragraph 10B Other Terms of the Note Agreements is amended to add the following defined terms in the appropriate alphabetical order:

                  "ADJUSTED EBITDA" shall mean, for any period, EBITDA plus Restructuring Charges to the extent taken in such period.

                  "ADJUSTED CASH FLOW" means, with respect to any period, Consolidated Net Earnings for such period less (a) the sum of (i) to extent not already deducted in the calculation of Consolidated Net Earnings, gains from Asset Sales realized during such period, (ii) Capital Expenditures during such period, (iii) amortization of all Indebtedness (including amortization of Indebtedness from payments of Excess Cash Flow but excluding amortization of Indebtedness from the proceeds of Asset Sales) for such period, (iv) patronage dividends accrued in the current fiscal year to be paid in the following fiscal year, (v) any increase in restricted cash during such period and (vi) Restructuring Charges taken during such period; plus (b) the sum of (i) to the extent deducted in the calculation of Consolidated Net Earnings, losses from Asset Sales realized during such period, (ii) depreciation and amortization expense for such period, (iii) non-cash income tax expense for such period and (iv) any decrease in restricted cash during such period.

                  "ADJUSTED WORKING CAPITAL" shall mean, at any date of determination, the result of (a) consolidated current assets of the Company and its Subsidiaries at such date, minus (b) without duplication, cash and restricted cash of the Company and its Subsidiaries at such date, minus (c) current liabilities of the Company and its Subsidiaries at such date plus (d) the sum of (i) the current portion of Subordinated Debt and other Debt at such date, (ii) accrued and unpaid patronage source dividends at such date, (iii) the value of current assets purchased, transferred or assumed in connection with Asset Sales consummated during such period, minus (e) the value of current liabilities purchased, transferred or assumed in connection with Asset Sales consummated during such period.

                  "ADJUSTED WORKING CAPITAL CHANGE" shall mean, for any fiscal year, the result of (a) Adjusted Working Capital for such fiscal year minus (b) Adjusted Working Capital for the fiscal year immediately preceding such fiscal year.

                  "AMENDMENT EFFECTIVE DATE" shall have the meaning given in the April 2002 Modification.

                  "APRIL 2002 MODIFICATION" shall mean that certain letter agreement, dated April 11, 2002, between the Company and the Purchasers amending this Agreement.

                  "ASSET SALES" shall mean the sale, lease, assignment, transfer or other disposition of value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or a Subsidiary) of any assets of the Company or such Subsidiary, other than (i) the Disposition of inventory in the ordinary course of business, (ii) the Disposition of inventory or receivables to a Guarantor or to the Company, (iii) leases or subleases entered into in the ordinary course of business, (iv) the licensing of intellectual property by the Company or any Subsidiary in the ordinary course of business (so long as such licensing does not prevent the Company or such Subsidiary from using intellectual property material to the business of the Company or such Subsidiary ) or (v) the Disposition of other assets having a value not exceeding $250,000 in the aggregate in any fiscal year.

                  "BUSINESS PLAN" shall mean the business plan of the Company dated March 20, 2002, which was delivered by the Company to the Purchasers.

                  "CANADIAN SUBSIDIARY" shall mean Cotter Canada Hardware and Variety Company, Inc.

                  "CAPITAL EXPENDITURES" shall mean, for any period, the sum without duplication of (a) the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all Capitalized Lease Obligations incurred during such period excluding, in each case, (i) expenditures made in connection with replacement, repair or restoration of fixed assets from insurance proceeds not to exceed $1,000,00 in the aggregate per loss and (ii) refinancings or renewals of Capitalized Lease Obligations in effect on the Amendment Effective Date.

                  "DESIGNATED PERMITTED ASSET SALE" shall mean the sale or other disposition of the properties set forth on Schedule 6B(4).

                  "DISPOSITION" shall have the meaning set forth in the definition of "Asset Sales".

                  "EBITDA" shall mean, for any period, Consolidated Net Earnings for such period plus, to the extent deducted in computing such Consolidated Net Earnings, interest expense (including rent expense with respect to Synthetic Leases), taxes, depreciation and amortization.

                  "EXCESS CASH FLOW" shall mean, for any period, 80% of the sum of (a) Adjusted Cash Flow for such period plus (b) any negative Adjusted Working Capital Change for such period minus (c) any positive Adjusted Working Capital Change for such period.

                  "FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of:

                  (a) the result, for the period of four consecutive fiscal quarters ending on such day, of (i) Consolidated Net Earnings, plus
         (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense (including rent expense with respect to Synthetic Leases), taxes, depreciation and amortization, plus (iii) Restructuring Charges taken during such period, minus (iv) gains from Asset Sales realized during such period, to the extent included in determining Consolidated Net Earnings, plus (v) losses from Asset Sales realized during such period, to the extent deducted in determining Consolidated Net Earnings to

                  (b) the sum for such period of (i) scheduled payments of principal with respect to the Shelf Notes and the Senior Notes, (ii) interest expense (including rent expense with respect to Synthetic Leases and excluding interest expense with respect to Make-Whole Obligations and new Make-Whole Obligations of principal arising in such period), and (iii) Capital Expenditures;

         each as determined for the Company and its Subsidiaries on a consolidated basis. The amount in each of clauses (a) and (b) shall be calculated for the period ending (x) March 31, 2002 based upon such period and then multiplied by four, (y) June 30, 2002 based upon the period of two consecutive fiscal quarters ending on such date and then multiplied by two and (z) September 30, 2002 based upon the period of three consecutive fiscal quarters ending on such date and then multiplied by one and one-third.

                  "GROSS SALES" shall mean the consolidated gross sales for the Company and its Subsidiaries.

                  "HAGERSTOWN FACILITY" shall mean the distribution center located at 16500 Hunters Green Parkway in Hagerstown, Maryland.

                  "HAGERSTOWN NOTE" shall mean the "Synthetic Maximum Shortfall" as defined in the Intercreditor Agreement.

                  "HARDSHIP CASE PAYMENTS" shall mean all payments to any stockholder that has notified the Company of his termination and requested an accelerated redemption payment of any portion of his stock and/or Subordinated Debt investment pursuant to a hardship case request authorized in the by-laws of the Company, in an aggregate amount for all stockholders not to exceed $2,000,000 in any fiscal year. Such redemption payments must be administered by a Responsible Officer and made according to the Company's hardship case guidelines.

                  "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, (iii) all indebtedness of others with respect to which such Person has become liable by way of any Guarantee and (iv) obligations of such Person with respect to Synthetic Leases.

                  "INTERCREDITOR AGREEMENT" shall mean the First Amended and Restated Intercreditor Agreement dated as of April 11, 2002 among BofA as agent under the BA Credit Agreements, the Collateral Agent, the Purchasers, the holders of the Senior Notes, the Company and its Subsidiaries, and various other parties.

                  "INTEREST COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) the sum, for the period of four consecutive fiscal quarters ending on such day, of (i) Consolidated Net Earnings plus (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense, taxes, depreciation and amortization, plus (iii) Restructuring Charges less (iv) gains from Asset Sales, to the extent included in determining Consolidated Net Earnings plus (v) losses from Asset Sales, to the extent deducted in determining Consolidated Net Earnings to (b) interest expense for such period (including rent expense with respect to Synthetic Leases but excluding interest expense with respect to Make-Whole Obligations and new Make-Whole Obligations of principal arising in such period); each as determined for the Company and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, the amount in each of clauses (a) and (b) shall be calculated for the period ending (x) March 31, 2002 based upon such period and then multiplied by four, (y) June 30, 2002 based upon the period of two consecutive fiscal quarters ending on such date and then multiplied by two and (z) September 30, 2002 based upon the period of three consecutive fiscal quarters ending on such date and then multiplied by one and one-third.

                  "LUMBER NOTE" shall mean the $19,500,000 promissory note made by Builder Marts of America, Inc. on December 29, 2000, payable to the Company.

                  "MAKE-WHOLE NOTES" shall mean those notes issued to the Purchasers under Section 4 of the Intercreditor Agreement.

                  "MAKE-WHOLE OBLIGATIONS" shall have the meaning set forth for such term in the Intercreditor Agreement.

                  "NET DEBT PROCEEDS" shall mean, as to any issuance of Indebtedness for borrowed money (other than any such Indebtedness incurred to refinance existing Indebtedness, provided that the principal amount of such existing Indebtedness is not increased) by any Person, cash proceeds received by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

                  "NET DISPOSITION PROCEEDS" shall mean, as to any Asset Sale, proceeds in cash, checks or other cash equivalent financial instruments and proceeds from notes, each as and when received by such Person, net of: (a) the direct costs relating to such disposition, excluding amounts payable to such Person or any Affiliate of such Person, (b) an estimate of cash taxes paid or payable by such Person within nine months of the disposition as a direct result of such Asset Sale and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on purchase money liens on the asset which is the subject of such Asset Sale, and in the case of proceeds from the sale of the Hagerstown Facility, net of the amount required to satisfy the obligations with respect to its Synthetic Lease. Net Disposition Proceeds shall include any insurance proceeds received upon the loss of, damage to, or destruction of property, except to the extent such insurance proceeds are applied to replace, repair, restore or rebuild such property up to an aggregate in proceeds per loss of $1,000,000; provided, with the prior written consent of the Required Holders, the Company may reinvest proceeds in excess of $1,000,000 to replace, repair, restore or rebuild such property.

                  "PAINT BUSINESS" shall mean the manufacturing portion of the business classified as the "Paint Segment" in the Company's Form 10-K for the fiscal year ended December 31, 2000.

                  "PRIVATE PLACEMENT AGREEMENTS" shall mean the several Note Purchase Agreements dated as of September 10, 1998 among the Company and the purchasers listed in Schedule 1 thereto, pursuant to which the Company issued its 6.85% Senior Notes due July 1, 2008 in the original aggregate principal amount of $105,000,000, as such agreements were amended as of April 1, 1999, as amended and restated as of April 14, 2000, and as further amended as of April 11, 2002.

                  "PROJECTIONS" shall mean a 12-month forecast (to include forecasted consolidated balance sheets, income statements and cash flow statements) for the Company and its Subsidiaries in fiscal quarter periods to be delivered no later than forty-five days after the end of each fiscal quarter of the Company.

                  "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of the Company, the general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

                  "RESTRICTED PAYMENT" shall have the meaning set forth in paragraph 6J.

                  "RESTRUCTURING CHARGES" shall mean any charges recorded under "Emerging Issues Task Force 94-3: Liability Recognition for Certain Employee Benefits and Other Costs to Exit an Activity (including certain costs incurred in a Restructuring)" issued by the American Institute of Certified Public Accounts; provided that any such charges in excess of $2,000,000 in the aggregate after the date hereof may not be taken by the Company or its Subsidiaries for purposes of covenant calculations and related definitions without the prior written consent of the Required Holders. Such charges include, but are not limited to, costs related to employee benefits, such as severance and termination benefits, costs associated with the elimination and reduction of product lines, costs to consolidate or relocate facilities, costs for new systems development or acquisition, costs to retrain employees to use newly-deployed systems, costs incurred to reduce excess inventory (defined to be inventory on hand in excess of 180 days' worth of supply), costs incurred to dispose of any remaining inventory on hand at the time of closure of a facility, and losses and asset impairments and disposals of assets.

                  "SENIOR NOTES" shall mean the 6.85% Senior Notes issued pursuant to the Private Placement Agreements.

                  "SPECIFIED FACILITIES" shall have the meaning set forth in paragraph 6B(1)(xv).

                  "SUPPLEMENTAL FUNDING FEE RATE" shall mean 0.765% per quarter.

                  "SYNTHETIC LEASE" shall mean (a) a so-called synthetic, off-balance sheet or tax retention, lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TERMINATION DATE" shall mean the date on which all of the obligations due hereunder have been paid in full and this Agreement has been terminated.

                  "TIP NOTES" shall mean the registered subordinated debt securities, as amended from time to time, issued under the Company's investment program and designated "Variable Denomination Redeemable Subordinated Fixed Rate Term Notes".

                  "UNMATURED EVENT OF DEFAULT" shall mean any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         1.33 Paragraph 11A Note Payments of the Note Agreements is amended to add the following at the end thereof:

         Notwithstanding any agreement to the contrary herein or in the Notes, the Company hereby agrees that, to the extent any obligation (or part thereof) hereunder or under the Notes which was originally intended to be satisfied in whole or in part is rescinded or must otherwise be restored whether as a result of any proceedings in bankruptcy or reorganization or otherwise, such obligation (or part thereof), and all Liens, rights and remedies therefor and in respect thereof, shall be deemed revived and continued in full force and effect as if such original payment had not been made. The Company agrees that the books and records of each Purchaser showing the outstanding amount of the Notes and including amounts of principal, interest and other obligations of the Company to such Purchaser shall constitute rebuttably presumptive proof thereof, irrespective of whether any principal or other obligation is or should be evidenced by a promissory note or other instrument.

         This provision shall supersede any action taken by a Purchaser in reliance upon any payments received or proceeds applied and all such actions taken are deemed hereby to be conditioned upon such payments or applications of proceeds being final and irrevocable and not subject to this paragraph 11A. The Company hereby indemnifies each Purchaser for all reasonable costs and expenses incurred by such Purchaser in connection with any rescission or restoration, including any costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         1.34 Paragraph 11 Miscellaneous of the Note Agreements is amended to replace paragraph 11T and add a new paragraph 11U at the end thereof as follows:

                  11T. COMPANY INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold each of the Purchasers and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment or transfer by any Purchaser of the obligations hereunder) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, or the Notes, the Intercreditor Agreement, the BA Credit Agreement, the Senior Notes, the Private Placement Agreements, or the "Operative Documents" (as defined in the Intercreditor Agreement) or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or insolvency proceeding, reorganization or other similar proceeding, or appellate proceeding) related to or arising out of this Agreement or the Notes or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation under this paragraph 11T to any Indemnified Person with respect to Indemnified Liabilities resulting solely and directly from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this paragraph 11T shall survive repayment of all obligations hereunder and the termination of this Agreement.

         1.35 The Schedules and Exhibits attached hereto shall be deemed to amend and restate the previous schedules or exhibits and any new schedules or exhibits attached hereto shall be an integral part of the Note Agreements.

         1.36 Each Note is amended by changing the Interest Payment Dates thereon to be the last Business Day of each calendar quarter, commencing with the last Business Day of June 2002; provided, however, that interest which is due and payable on May 13, 2002 in respect to Series B Notes and Series C Notes shall be paid on such date and the next interest payments shall for those Notes accrue from May 13, 2002 through the last Business Day of June 2002; and, provided, further, that interest which is due on the Series D Note on June 23, 2002 shall continue to accrue until the last Business Day of June and be due and payable on such date.

         1.37 Effective as of February 28, 2002, any principal, Yield Maintenance Amount, premium and interest which was accruing interest at the default rate under paragraph 1B of the Note Agreements shall cease to bear the incremental default interest rate and shall bear interest at the non-default interest rate; provided, however, that upon any subsequent Event of Default the interest rate on the Notes shall be determined in accordance with paragraph 1(B) of the Note Agreements and the Notes.

         SECTION 2. Representations and Warranties. TruServ represents and warrants to each of the Purchasers that, after giving effect hereto as though all conditions of effectiveness have been met, (a) each and every representation and warranty set forth in paragraph 8 of each of the Note Agreements (other than paragraphs 8H, 8I, and 8O) is true and correct as of the date of execution and delivery of this letter agreement by TruServ with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date and the defaults specifically disclosed in that certain letter from the Company to the Purchasers dated April 11, 2002 (the "Default Letter")) and
(b) except for the Defaults arising from non-compliance with the financial covenants contained in paragraph 6 under the Note Agreements and the defaults set forth in the Default Letter being waived in Section 6 hereinbelow, no Event of Default or Default exists.


         SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective as of the date upon which each Purchaser has received the following (the "Amendment Effective Date"):

                  (a) Evidence of payment of the fees referred to in Section 4 below and all costs and expenses of such Purchaser (including reasonable fees and disbursements of (i) the current legal counsel (Weil, Gotshal & Manges LLP) to the Purchasers and their prior legal counsel (Wachtell, Lipton, Rosen &
Katz)) in connection with this letter agreement and all prior negotiations and documentation;

                  (b) A copy of this letter agreement duly executed by each party hereto;

                  (c) A copy of each of the amendments to the BA Credit Agreements, the Private Placement Agreements, and the "Operative Documents" as defined in the Intercreditor Agreement, each certified as being in full force and effect and each being in form and substance reasonably satisfactory to the Purchasers and all ancillary documents in connection therewith;

                  (d) A copy of the Intercreditor Agreement duly executed by all the parties thereto and in form and substance satisfactory to the Purchasers, and all ancillary documents in connection therewith, including without limitation all amendments, consents and reaffirmations to the Collateral Documents (as defined in the Intercreditor Agreement);

                  (e) A copy of that certain Three Party Blocked Account Service Agreement dated as of December 10, 2001, duly executed by TruServ, the Collateral Agent and Fleet National Bank.

                  (f) Such other documents or certificates as any Purchaser may reasonably request, including a legal opinion of counsel to TruServ in form and substance reasonably satisfactory to the Purchasers; and



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
                  (g) Evidence reasonably satisfactory to the Purchasers that all corporate and other proceedings shall have occurred.


         SECTION 4. Fees. In consideration of the Purchasers entering into this letter agreement, TruServ agrees to pay, on or before the Amendment Effective Date, ratably to Prudential and each other Purchaser, an aggregate fee of $2,180,363.


         SECTION 5. Reference to and Effect on Note Agreements. Upon the effectiveness of this letter agreement as set forth in Section 3 above, each reference to the Shelf Note Agreement and the Cotter Note Agreement in any other document, instrument or agreement shall mean and be a reference to such agreement as modified by this letter agreement. Except as specifically set forth in and in conformity with Section 1 above, each Note Agreement shall remain in full force and effect and each is hereby ratified and confirmed in all respects.


         SECTION 6. Waiver. Effective on the Amendment Effective Date, the Purchasers waive any Default or Event of Default arising from non-compliance with financial covenants contained in paragraph 6 of the Note Agreements and the defaults specifically disclosed in the Default Letter. Except as specifically set forth in the preceding sentence, nothing contained herein shall be construed as a waiver of or consent to any other violation of the Note Agreements or any other Default or Event of Default under the Note Agreements.


         SECTION 7. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.


         SECTION 8. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                         [SIGNATURES ON FOLLOWING PAGE]



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
                                        Very truly yours,


                                        THE PRUDENTIAL INSURANCE
                                        COMPANY OF AMERICA


                                        By:   /s/  THOMAS E. LUTHER
                                            ------------------------------------
                                            Name:  Thomas E. Luther
                                            Title: Vice President


                                        PRUCO LIFE INSURANCE COMPANY


                                        By:   /s/  THOMAS E. LUTHER
                                            ------------------------------------
                                            Name:  Thomas E. Luther
                                            Title: Vice President


                                        U.S. PRIVATE PLACEMENT FUND

                                        By:   PRUDENTIAL PRIVATE PLACEMENT
                                              INVESTORS, L.P.,
                                              Investment Advisor

                                        By:   PRUDENTIAL PRIVATE PLACEMENT
                                              INVESTORS, L.P.,
                                              its General Partner

                                        By:   /s/  THOMAS E. LUTHER
                                            ------------------------------------
                                            Name:  Thomas E. Luther
                                            Title: Vice President


Accepted and Agreed:

TRUSERV CORPORATION


By:   /s/ BARBARA L. WAGNER
   -----------------------------
   Name:  Barbara L. Wagner
   Title: Vice President



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